Exhibit 99.2

Hexcel Corporation and Subsidiaries

Net Sales by Product Group and Market Segment

For the Quarters Ended September 30 and June 30, 2009 and 2008

 and the Nine-Month Periods Ended September 30, 2009 and 2008

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

Third Quarter 2009
Composite Materials	$86.4	$54.5	$54.9	$195.8
Engineered Products	41.1	20.0	0.2	61.3
Total	$127.5	$74.5	$55.1	$257.1
	50%	29%	21%	100%

Second Quarter 2009
Composite Materials	$94.1	$55.3	$64.4	$213.8
Engineered Products	43.7	19.4	0.4	63.5
Total	$137.8	$74.7	$64.8	$277.3
	50%	27%	23%	100%

Third Quarter 2008
Composite Materials	$131.9	$58.5	$78.2	$268.6
Engineered Products	44.6	17.1	1.1	62.8
Total	$176.5	$75.6	$79.3	$331.4
	53%	23%	24%	100%

Second Quarter 2008
Composite Materials	$148.1	$59.7	$84.7	$292.5
Engineered Products	50.6	15.3	1.1	67.0
Total	$198.7	$75.0	$85.8	$359.5
	55%	21%	24%	100%

Year to date September 30, 2009
Composite Materials	$289.8	$169.2	$195.0	$654.0
Engineered Products	129.3	57.3	1.1	187.7
Total	$419.1	$226.5	$196.1	$841.7
	50%	27%	23%	100%

Year to date September 30, 2008
Composite Materials	$423.6	$175.4	$240.0	$839.0
Engineered Products	143.5	49.4	3.5	196.4
Total	$567.1	$224.8	$243.5	$1,035.4
	55%	22%	23%	100%